Exhibit 10.1

UNITED STATES OF AMERICA

before the

SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934

Release No.

ADMINISTRATIVE PROCEEDING

File No.

:
In the Matter of	: ORDER INSTITUTING
: ADMINISTRATIVE AND CEASE-AND-
: DESIST PROCEEDINGS, MAKING
: FINDINGS AND
Knight Securities L.P.,	: IMPOSING REMEDIAL
: SANCTIONS PURSUANT TO
Respondent	: SECTIONS 15(b)(4) AND 21C OF THE
: SECURITIES EXCHANGE ACT OF 1934
:

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate and in the public interest that public administrative proceedings be, and hereby are, instituted pursuant to Sections 15(b)(4) and 21C of the Securities Exchange Act of 1934 (“Exchange Act”) against Knight Securities, L.P. (“Knight” or the “Firm”).

II.

In anticipation of the institution of these proceedings, Knight has submitted an Offer of Settlement (the “Offer”), which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission’s jurisdiction over Knight and the subject matter of these proceedings, which Knight admits, Knight consents to the issuance of this Order Instituting Administrative and Cease-And-Desist Proceedings, Making Findings and Imposing Remedial Sanctions Pursuant to Sections 15(b)(4) and 21C of the Securities Exchange Act of 1934 (“Order”), as set forth below.

III.

FINDINGS

On the basis of this Order and Respondent’s Offer, the Commission finds that1:

A.	OVERVIEW

From January 1999 through November 2000, Knight defrauded its institutional customers by extracting excessive profits out of its customers’ “not held” orders2 while failing to meet the Firm’s duty to provide “best execution”3 to the institutions that placed those orders.4

On numerous occasions during the relevant time period, Knight, upon receipt of an institutional customer order, would acquire a substantial position in the Firm’s proprietary account. Rather than fill the order promptly on terms most favorable to the customer, Knight would wait to see if its proprietary position increased in value during the trading day. By delaying execution with the customer, Knight executed stock to the customer when the prevailing market price had moved significantly away from its acquisition cost – thereby yielding Knight greater profit at the expense of its customer. When the market moved unfavorably in relation to the position Knight had established pursuant to the institution’s order, Knight executed trades with the customer at prices that still generated a profit for Knight. By engaging in these trading practices, Knight improperly realized

[1]	The findings herein are made pursuant to Knight’s Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

[2]	In “not held” institutional orders, an institutional customer grants the broker-dealer the discretion with respect to the time and price of the transaction.

[3]	The duty of best execution requires a broker-dealer to seek to obtain for its customer’s order the most favorable terms reasonably available under the circumstances. See, e.g., Newton v. Merrill, Lynch, Pierce, Fenner & Smith, Inc., 135 F.3d 266, 270 (3d Cir. 1998). The duty of best execution requires broker-dealers to execute customers’ trades at the best reasonably available price. Id. Other terms in addition to price are also relevant to best execution. In determining how to execute a customer’s order, a broker-dealer must take into account order size, trading characteristics of the security, speed of execution, clearing costs, and the cost and difficulty of executing an order in a particular market. Id. citing Payment for Order Flow, Exchange Act Release No. 33,026, 58 Fed. Reg. 52934, 52937-38 (Oct. 13, 1993).

[4]	The NASD, in its Notice to Members 97-57, states that once the customer has granted the broker-dealer the discretion to work a “not held” order, the broker-dealer, as agent, has a clear responsibility to work to obtain the best fill considering all of the terms agreed to with the customer and the market conditions surrounding the order. According to The Report of the Special Study of Securities Market, “The integrity of the industry can be maintained only if the fundamental principle that a customer should at all times get the best available price which can reasonably be obtained for him is followed.” H.R. Doc. No. 95, 88th Cong., 1st Sess. Pt. II, 624 (1963). See, In re E.F. Hutton & Co. (“Manning”), Securities Exchange Act Release No. 25887 (July 6, 1988). See also, Payment for Order Flow, Exchange Act Release No. 34902, (Oct. 27, 1994), 59 FR 55006 (Nov. 2, 1994) and Order Execution Obligations, Securities Exchange Act Release No. 37619A, (Sept. 6, 1996), 61 FR 48290 (Sept 12, 1996).

from its institutional customers tens of millions of dollars, in excessive per share profits on transactions that involved effectively no risk to Knight.

Throughout the time period, Knight failed reasonably to supervise Knight’s former leading sales trader who was primarily responsible for Knight’s fraudulent trading (“Leading Sales Trader”), with a view to preventing his violations of the federal securities laws by failing to establish procedures to prevent him from aiding and abetting Knight’s fraud against its institutional customers. The Leading Sales Trader managed the vast majority of Knight’s largest institutional accounts, handled approximately 50 percent of the trade volume on the institutional desk and generated the highest profits per share of any trader at Knight.

Moreover, from January 2000 through December 2001, Knight failed reasonably to supervise Knight’s institutional sales traders, including Knight’s Leading Sales Trader, who repeatedly misused ACT trade modifiers.5 Knight’s sales traders’ misuse of ACT trade modifiers limited Knight’s customers’ ability to assess the execution quality they were receiving from Knight. Knight’s failure to prevent the traders from repeatedly misusing the ACT trade modifiers also limited the ability of the Firm’s institutional customers to detect the fact that Knight was extracting excessive profits at their expense — and resulted in Knight’s institutional orders trading ahead of certain limit orders placed by Knight’s customers.

Knight also violated the books and records provisions of the federal securities laws from January 2000 through May 2002. Specifically, Knight did not retain email communications relating to its business. In addition, Knight’s purchase and sales blotter (also referred to as a trading blotter) contained inaccurate information regarding time of execution of certain trades. Finally, Knight failed to include required information on some order tickets and failed to maintain certain order tickets for the time period required by the federal securities laws.

B.	RESPONDENT

Knight Securities, L.P., now know as Knight Equity Markets, L.P., is a registered broker-dealer headquartered in Jersey City, New Jersey. Knight is a subsidiary of Knight Trading Group, Inc., a Delaware corporation headquartered in Jersey City, New Jersey. The common stock of Knight Trading Group, Inc. is registered with the Commission pursuant to Exchange Act Section 12(g) and trades on the NASDAQ National Market (“NASDAQ”). During 1999 through 2001 Knight was one of the largest NASDAQ market makers.

[5]	“ACT” refers to the automated system owned and operated by The Nasdaq Stock Market, Inc. which, among other things, transmits reports of transactions to the National Trade Reporting System for dissemination to the public and the industry.

C.	FACTS

1.	Knight Defrauded Institutional Customers by Failing to Provide Best Execution

a.	The Flow of Institutional Orders Through Knight

From 1999 through 2001, Knight’s institutional sales traders were responsible for the relationship between Knight and its institutional customers. For example, sales traders at Knight (i) solicited business directly from institutional customers, (ii) served as the liaisons between Knight and the institutions, and (iii) directly took buy or sell orders from the institutional customers.

Nearly all institutional orders Knight’s sales traders received during the 1999-2001 time period were handled on a “not held” basis. In “not held” institutional orders, the institutional customer grants the broker-dealer the discretion to work the order. Because “not held” orders are worked on a discretionary basis, the orders did not — by their terms — require execution at any specific time or price.

Once Knight’s sales traders received “not held” orders from their institutional customers, the sales traders communicated those orders to the traders in Knight’s market-making group (“market-makers”). Knight’s market-makers then proceeded to either fill those orders with stock in Knight’s own inventory accounts or acquire a position in the market (through other market-makers or Electronic Communications Networks). Although Knight’s market-makers were responsible for establishing the Firm’s positions in the stock to fill an institutional order, Knight’s sales traders were responsible for the execution of institutional customer transactions and had discretion as to when — and at what price — to execute the stock to the customer (i.e. pass the stock along to the customer).

Knight’s institutional customers expected Knight to work their orders to obtain “best execution” on their behalf. While the institutional customers were sophisticated firms that could view general components of the market — such as the inside bid and ask quotes, the volume traded and the average price during the life of the order — they could not see the size of Knight’s position in the stocks that were the subject of their orders, the timing of Knight’s positioning in the stocks and Knight’s cost basis, all of which limited the customers’ ability to ascertain execution quality. Knight took advantage of its customers’ inability to view the timing, size and cost of Knight’s positions and, as a result, made excessive profits at their expense.

Additionally, Knight’s sales traders misused modifiers when reporting trades — which camouflaged the disparity between Knight’s execution price and the current market price. This affected the ability of the firm’s institutional customers to monitor the quality of the execution they received from Knight. Knight’s sales traders often executed trades to Knight’s institutional customers at prices that were significantly away from the market price. By misusing the ACT trade modifiers, Knight sales traders reported those trades to ACT as executed at a different point in time — often a point when the market price more closely correlated to the prices actually given to Knight’s customers. Further, by misusing ACT trade modifiers and changing the execution times of customer trades, Knight’s sales traders avoided limit order protection protocols and filled more profitable institutional “not held” orders before certain resting limit orders.

b.	The “Best Execution” Fraud

From January 1999 through November 2000, Knight engaged in a pattern of fraud by trading for its institutional customers in a manner that involved effectively no risk to Knight for the purpose of deceptively generating excessively high profits. By working “not held” orders in a manner designed to yield Knight the greatest possible profits, Knight failed to meet its duty to provide “best execution” for orders placed by the firm’s institutional customers.

Knight, through certain institutional sales desk personnel, engaged in fraud for the purpose of improperly generating excessive profits in the following manner: after receipt of the institutional orders, but prior to executing the orders, Knight’s sales desk had Knight’s market makers acquire long or short positions in the market pursuant to the customer’s order. In instances where the market was moving in a favorable direction in relation to the value of Knight’s position in the stock, certain members of Knight’s sales desk executed relatively small portions of the position to the customer, while retaining the rest of the position. Knight’s sales desk delayed executing the customer’s order — ultimately filling the order at prices substantially greater than Knight’s own costs. Knight thereby maximized its own profit at the expense of the Firm’s institutional customers.

In the instances where the market was moving in an unfavorable direction in relation to Knight’s position in the stock, certain members of Knight’s sales desk reduced the Firm’s position by executing its remaining positions in the order to the customer at prices that generated a profit for Knight — thereby virtually eliminating the risk that Knight would incur losses on the execution of a customer’s order.

Knight defrauded its institutional customers on thousands of occasions during the relevant time period. Knight’s handling of the following three institutional orders exemplifies the manner in which it defrauded its institutional customers by improperly working both buy and sell orders to deny institutional customers “best execution.”

i.	April 4, 2000 Buy Transaction: Applied Micro Circuits Corporation

On April 4, 2000, Knight pocketed a profit of over $1.1 million — or an average of $3.94 per share — over a period of less than 90 minutes by executing a market not-held order on behalf of an institutional customer to purchase 290,000 shares of Applied Micro Circuits Corporation (AMCC)6 that involved effectively no risk to Knight.

[6]	AMCC traded on the NASDAQ.

At approximately 12:49 p.m., Knight received the first part of the market not-held order from the customer with instructions to buy 250,000 shares of AMCC, which was later increased to an order to buy 500,000 shares.7 At the time Knight received the first part of the order, Knight was short 1,239 shares of AMCC in its proprietary account. Knight began purchasing shares of AMCC almost immediately upon receipt of the institutional order. Over the next 18 minutes, Knight acquired a long position of approximately 147,000 shares at an average cost of approximately $91.00 per share.

Rather than promptly selling the 147,000 shares to the institutional customer at Knight’s own cost basis of $91.00 plus a reasonable amount of compensation,8 Knight sold them to the customer over a period of time at an approximate average price of $93.00 per share — yielding Knight an average profit of approximately $2.00 per share.9 Throughout the day, Knight continued to hold a significant position in the stock in anticipation of filling the institutional customer’s order. However, instead of passing those shares on to the institutional customer to fill its order at or around the price Knight had acquired the shares, Knight continued to sell portions of its AMCC position to the institutional customer at prices significantly higher than Knight’s own costs. In fact, at one point in working the order, Knight sold shares to the institutional customer at a profit of over $8.00 per share. Knight finally executed the last part of the order at 14:10:59.10

[7]	However, Knight only filled 290,000 shares of the 500,000 share order to buy AMCC. The balance of the order was cancelled by the customer.

[8]	During the relevant time period, Knight generally traded with its institutional customers on a “net basis.” A firm trades “net” with an institution when the firm accumulates a position at one price and executes the offsetting trade with an institutional customer at another price, so that the firm’s compensation for trades are embedded in the price that institutional customers paid for trades. In accordance with the custom and expectation in the industry, Knight’s institutional customers believed that the net prices they paid for trades with Knight were based upon Knight’s cost in acquiring (or selling) shares pursuant to their orders, plus a reasonable amount of compensation. Knight’s profit per share during the relevant time period was far in excess of its customers’ expectations.

[9]	While handling the AMCC order, Knight was at times reporting executions improperly through the misuse of ACT modifiers —giving the customer the impression that the executions took place at a different point in time — a point when the market price more closely correlated to the prices actually given to Knight’s customer. For example, during the AMCC order there was a period of time in which the market moved against Knight’s position. Knight was able to profit even as the share price went down by attaching ACT modifiers and executing to the customer based on prices at an earlier time.

[10]	The table below sets forth the relevant data underlying Knight’s executions for the AMCC buy order described above.

Time Trade Reported to ACT	Time Trade Executed	Quantity of Shares Executed to Customer	Execution Price	Knight’s Buy Avg. Cost	Knight’s Profit per Share
13:07:24	12:49:00	35,000	94.06	91.56	2.49
13:10:53	13:00:00	75,000	93.25	91.56	1.68
13:13:26	13:02:00	55,000	92.75	90.75	1.99

Knight’s average profit per share for the institutional customer’s order was approximately $3.94 per share — for a total of over $1.1 million in profit on a transaction for which Knight bore effectively no risk of loss.

ii.	January 18, 2000 Sell Transaction: ViroPharma, Inc. (VPHM)

On January 18, 2000, Knight pocketed a profit of over $350,000 — or an average of $4.81 per share — by executing a market not-held order on behalf of an institutional customer to sell 72,700 shares of ViroPhama Inc. (VPHM)11 that involved effectively no risk to Knight.

At approximately 9:10 a.m., on January 18, 2000, Knight received a market not-held order from an institutional customer to sell 72,700 shares of VPHM. Knight’s proprietary position in VPHM at the time it received the order was long about 300 shares. Within minutes of the opening, Knight built a short position of 102,380 shares at an average sell cost of almost $80.00 per share. Knight’s first execution with its institutional customer was a purchase from the customer of 41,000 shares. Even though Knight — with the customer’s sell order in hand — sold VPHM stock for almost $80.00 per share, the Firm covered its short position by purchasing stock from the institutional customer at $75.00 per share.12 In approximately 25 minutes, Knight made three purchases from the institutional customer, all at the same execution price of $75.00. 13 Knight’s average profit per share for the entire order was $4.81.14

13:38:43	13:31:00	50,000	99.75	94.55	5.20
13:39:52	13:33:00	15,000	101.13	94.55	6.57
13:43:53	13:43:52	20,000	109.50	100.77	8.73
14:10:59	14:10:59	40,000	119.50	112.31	7.19

[11]	VPHM traded on the NASDAQ.

[12]	Knight misused modifiers throughout the VPHM order — which again camouflaged the disparity between Knight’s execution price and the current market price — making it difficult for the customer to assess the quality of execution they were receiving from Knight.

[13]	The table below sets forth the relevant data underlying Knight’s executions for the VPHM sell order described above. Knight initially reported the following executions to ACT at an earlier point in time. However, the chart below reflects data contained in a subsequent report submitted to ACT by Knight.

Time Trade Reported to ACT	Time Trade Executed	Quantity of Shares Executed to Customer	Execution Price	Knight’s Sell Avg. Cost	Knight’s Profit per Share
10:02:07	9:30:00	41000	75	79.81	4.81
10:09:46	9:33:00	11700	75	79.81	4.81
10:09:55	9:35:35	20000	75	79.81	4.81

[14]	Knight again misused modifiers on a number of occasions throughout the ETEK order — reporting execution times improperly and hindering the customer’s ability to monitor the quality of the execution they received from Knight.

iii.	March 16, 2000 Sell Transaction: E-Tek Dynamics, Inc. (ETEK)

On March 16, 2000, Knight pocketed a profit of over $971,000 — or an average of $7.00 per share — by executing a market not-held order on behalf of an institutional customer to sell 138,800 shares of E-Tek Dynamics (ETEK)15 that involved effectively no risk to Knight.

At approximately 9:20 a.m., Knight received a market not-held order from an institutional customer to sell 138,800 shares of ETEK. At the time of the order, Knight’s proprietary account was long 20,000 shares of ETEK. Knight quickly reduced its position from long 20,000 shares to flat within the first 5 minutes of trading as it sold ETEK aggressively. Knight sold approximately 75,000 shares of ETEK at an average sell cost of $239.51 per share, to establish a short position of about 55,000 shares — within about 50 minutes after receiving the order. Over the next two hours, Knight continued to sell to the market while incrementally purchasing shares from the institutional customer. Even though Knight — with the customer’s sell order in hand — sold ETEK for an average sell cost of approximately $239.51 per share, Knight covered its initial short position by purchasing the stock from the institutional customer at prices that ranged from $229.00 per share to $239.00 per share. At one point in the ETEK order, Knight was purchasing stock from its customer at a profit to Knight of $19.72 per share. Knight executed the last part of the order at 11:44:00 a.m., more than two hours after receiving the order to sell. 16 Knight’s average profit for the sell order was approximately $7.00 per share — an excessively high profit for handling an order that involved effectively no risk to Knight.

[15]	ETEK traded on the NASDAQ.

[16]	The table below sets forth the relevant data underlying Knight’s executions for the ETEK sell order described above.

Time Trade Reported to ACT	Time Trade Executed	Quantity of Shares Executed to Customer	Execution Price	Knight’s Sell Avg. Cost	Knight’s Profit per share
10:11:56	10:11:56	25000	239.00	239.51	0.51
10:17:44	10:17:44	15000	235.00	238.68	3.68
10:18:45	10:18:44	8800	230.00	238.68	8.69
10:21:23	10:21:22	15000	229.00	238.68	9.69
10:33:12	10:33:11	10000	227.25	235.92	8.67
11:04:26	11:04:23	15000	218.00	222.82	4.81
11:06:17	11:00:00	10000	207.00	218.50	11.51
11:07:21	11:07:19	1200	206.94	217.11	10.18
11:14:35	11:00:00	2500	204.00	215.45	11.46
11:40:15	11:31:00	12500	215.25	221.72	6.47
11:41:24	10:55:00	8000	202.00	221.72	19.72
12:42:58	12:42:39	5000	229.13	233.48	4.35
14:53:10	11:44:00	10800	224.86	234.68	9.82

iv.	Additional Examples of Defrauding Institutional Customers

While the transactions described above typified Knight’s fraudulent trading practices during 1999-2000, they were just three orders among many in which Knight’s customers were defrauded. Other examples of orders in which certain Knight sales desk personnel fraudulently failed to provide “best execution” to their institutional customers in order to generate excessive profits included: (1) a 250,000 share order of Coronet Metals, Inc. (CRFH:NASDAQ) executed by Knight on March 8, 2000 in which Knight took in an average profit per share of $2.92 and realized a total profit of $730,000.00; (2) a 25,000 share order of Adaptive Broadband Corp (ADAP:NASDAQ) in which Knight’s average profit per share was $9.63 and realized a total profit of $240,750.00; and (3) a 200,000 share order of Digex Inc (DIGX:NASDAQ) executed by Knight on April 4, 2000 in which Knight pocketed an average profit per share of $6.22 and realized a total profit of $1,244,000.00. In each instance, the institutional customers had no expectation that Knight was taking such excessive profits and profits per share out of their institutional orders.

c.	Knight Failed to Reasonably Supervise Its Leading Sales Trader
With a View Towards Preventing the Best Execution Fraud

From January 1999 though November 2000, Knight failed to establish procedures to prevent its Leading Sales Trader from intentionally depriving institutional customers of “best execution” and thereby taking excessive profits from these customers’ orders. Specifically, Knight failed to maintain an effective review system in the form of exception reports or some other mechanism to reasonably monitor and prevent the violations caused by its Leading Sales Trader and its institutional sales business.

During the same period, Knight’s Leading Sales Trader was directly supervised by his brother, the head of the institutional sales desk who had overall supervisory responsibility for the desk (the “Desk Supervisor”). In addition to being his brother and supervisor, the Desk Supervisor had a unique financial interest in the Leading Sales Trader’s trading. From January 1999 through at least April 2000, the brothers had a profit-sharing arrangement, approved by Knight’s CEO and senior management, by which the Desk Supervisor received half of the Leading Sales Trader’s payout on profits generated by his trading with institutional customers. As the head of the institutional sales desk, one of the Desk Supervisor’s designated responsibilities was to assign institutional customer accounts to the sales traders within the institutional sales desk. As a result, the Desk Supervisor assigned most of Knight’s largest institutional customers’ accounts to his brother. Their relationship, their positions and responsibilities within the Firm and their profit-sharing arrangement created an inherent conflict of interest that contributed to a substantial breakdown in the supervision over Knight’s Leading Sales Trader.

2.	Knight’s Misuse of ACT Trade Modifiers

a.	Books and Records Violations Relating to Knight’s Sales Traders’
Inaccurate Use of ACT Trade Modifiers

During 2000-2001, Knight’s sales traders generally used two types of ACT trade modifiers to identify late trade reports and executions: “.SLD” (‘Sold’ Late) modifiers and “.PRP” (Prior Reference Price) modifiers. The National Association of Securities Dealers (“NASD”) requires that firms use .SLD trade report modifiers when transactions are reported to ACT “late” (i.e. if the transactions were not reported within 90 seconds after execution). The NASD requires that firms use the .PRP trade report modifiers when they execute a transaction that, although, reported to ACT timely, actually related to an obligation to trade that arose at an earlier point in the day or that referred to a prior reference price. At Knight, the sales traders were responsible for attaching the .SLD and .PRP trade modifiers to specific transactions and manually entering the execution time.

Throughout the relevant time period, Knight’s sales traders misused the .SLD and .PRP modifiers in connection with over 12,000 trades. Knight’s sales traders routinely reported transactions late with the .SLD trade report modifier even in cases where the execution time was within 90 seconds of the report time. In addition, during the same period, a number of Knight’s sales traders improperly reported transactions with a .PRP trade modifier, indicating that the execution was supposed to have occurred earlier, based upon the price at the prior time, when in fact, there was no such obligation. By misusing the ACT trade modifiers, Knight sales traders were able to improperly input trades into Knight’s trading system at prices that were different from the inside market at the time the trades were reported. Further, through the misuse of modifiers, Knight’s sales traders avoided limit order protection protocols and filled institutional “not held” orders before certain resting limit orders placed by Knight’s customers.

The misuse of the modifiers by Knight’s sales traders resulted in inaccurate and untimely reporting of its trades to ACT. This resulted in the recording of inaccurate execution times on Knight’s purchase and sale blotters. Thus, as a result of Knight’s sales traders’ misuse of the .SLD and .PRP modifiers during this period, Knight’s sales traders were recording inaccurate execution times on Knight’s books and records (specifically, on Knight’s purchase and sale blotters). Accordingly, Knight violated the books and records provisions of the securities laws.

b.	Knight’s Failure to Supervise and Books and Records Violations
Relating to the Sales Traders’ Modifier Misuse

During 2000-2001, Knight had no written procedures, no adequate systems in place and no supervisory personnel to prevent Knight’s sales traders from misusing ACT modifiers. The misuse of ACT modifiers led to the sales traders’ recording inaccurate execution times on the firm’s trading blotters. During the relevant time period, Knight did not take reasonable steps to establish or implement a system to prevent the misuse of modifiers and the recording of inaccurate execution times on the firm’s trading blotters. Additionally, Knight’s inadequate supervisory system failed to provide for follow-up when Knight’s personnel became aware that the institutional sales traders were repeatedly misusing the modifiers and recording inaccurate execution times on the firm’s trading blotters. Knight failed to supervise reasonably its sales traders in order to prevent or detect the traders’ conduct in connection with the firm’s books and records violations.

3.	Knight Failed to Properly Retain E-mails and Order Tickets

From January 2000 through May 2002, Knight stored employees’ e-mails on a back-up tape drive for a period of only 30 days — notwithstanding the fact that the federal securities law required the Firm to retain e-mails for a three-year period. After the 30-day period passed. Knight re-used the tape drive and wrote-over the prior e-mails. The e-mail data was not otherwise retained. In addition, Knight’s backup system only captured e-mails that were present at the time of the backup and thus would not capture any e-mails that might have been deleted during the day.

In the period from 2000 through 2002, Knight also failed to retain certain order tickets generated from its institutional sales desk and, of the order tickets Knight did retain, numerous order tickets failed to contain information required by rule including the order receipt time, execution time, terms and conditions and modifications related to specific orders.

IV.

VOLUNTARY UNDERTAKING

In determining whether to accept the Offer, the Commission has considered Knight’s voluntary retention of an Independent Compliance Consultant (“Independent Consultant”). The Independent Consultant’s review includes, but is not limited to, a comprehensive review of (i) Knight’s policies and procedures designed to ensure compliance with federal securities laws and the NASD rules with respect to best execution obligations, trade reporting requirements, limit order requirements, and books and records requirements; (ii) Knight’s procedures for implementing such policies and procedures, and systems; and (iii) Knight’s supervisory and compliance structure.

V.

VIOLATIONS

As a result of the conduct described above, the Commission finds that:

Knight willfully violated Section 15(c)(1)(A) of the Exchange Act as defined in Rule 15c1-2, in that it, while acting as a broker-dealer, effected transactions in the purchase and sale of securities by means of manipulative, deceptive, and other fraudulent devices or contrivances.17 Specifically, Knight fraudulently failed to give its institutional customers “best execution” on those orders, thereby generating excessive profits for the firm.

Knight failed reasonably to supervise its Leading Sales Trader pursuant to Section 15(b)(4)(E) of the Exchange Act with a view towards preventing him from aiding and abetting Knight’s violation of Section 15(c)(1)(A) of the Exchange Act against its institutional customers. Specifically, Knight failed to maintain an effective review system in the form of exception reports or some other mechanism to reasonably monitor and prevent the violations caused by Knight’s Leading Sales Trader and its institutional sales business. Knight also failed to establish a system for applying procedures that would reasonably be expected to prevent and detect violations by its Leading Sales Trader. Specifically, Knight designated the Leading Sales Trader’s brother to supervise him, while allowing the brother to share in half of all of the net proceeds derived by the Leading Sales Trader from his institutional trading.

Knight failed reasonably to supervise its institutional sales traders pursuant to Section 15(b)(4)(E) of the Exchange Act while they were systematically misusing ACT modifiers. Knight had no established procedures or system in place to prevent its sales traders from consistently misusing the modifiers over a two-year period. As a result of Knight’s failure to reasonably supervise its sales traders on the use of ACT modifiers, Knight’s sales traders routinely recorded inaccurate execution times on the Firm’s daily trading blotters, and thereby aided and abetted Knight’s violation of Section 17(a) of the Exchange Act and Exchange Act Rule 17a-3(a)(1). Exchange Act Rule 17a-3(a)(1) requires that a broker-dealer make and keep current, among other things, blotters (or other records of original entry) containing an itemized daily record of all purchases and sales of securities.18

Knight willfully violated Section 17(a) of the Exchange Act and Exchange Act Rule 17a-4(b)(4) by failing to maintain originals of all communications received and copies of all communications sent by the broker-dealer relating to its business as such for a period of not less than three years. Specifically, Knight failed to retain e-mails relating to its business for three years as required pursuant to Rule 17a-4(b)(4).

Knight willfully violated Section 17(a) of the Exchange Act and Exchange Act Rules 17a-4(b)(1) and 17a-3(a)(7) by failing to properly maintain order tickets and by failing to record certain required information on its order tickets. Rule 17a-4(b)(1) requires that,

[17]	Rule 15c1-2 under the Exchange Act provides that the term “manipulative, deceptive or other fraudulent device or contrivance,” as used in Section 15(c)(1)(A) of the Exchange Act, is defined to include “any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.”

[18]	Information contained in any required record, filing or report must be accurate. U.S. v. Sloan. 389 F.Supp. 526, 528 (S.D.N.Y.1975); Merrill Lynch, Pierce, Fenner & Smith, Inc., Exchange Act Rel. No. 33367 (Dec. 22,1993), 55 SEC Docket 2281.

among other things, a broker-dealer preserve for a period of not less than three years, the first two years in an accessible place, all records required to be made pursuant to Rule 17a-3(a)(7). Rule 17a-3(a)(7) requires that certain information be recorded on order tickets including order receipt time, order execution time, and the terms and conditions and modifications relating to an order. Knight failed to preserve a number of order tickets from the 2000 through 2002 time period and, of the order tickets Knight did preserve, a number of the tickets failed to contain order receipt time, execution time, terms and conditions and modifications related to the orders.

Knight willfully violated Section 17(a) of the Exchange Act and Exchange Act Rule 17a-3(a)(1) by recording inaccurate execution times on the Firm’s daily trading blotters. Exchange Act Rule 17a-3(a)(1) requires that a broker-dealer make and keep current, among other things, blotters (or other records of original entry) containing an itemized daily record of all purchases and sales of securities. Information contained in any required record, filing or report must be accurate. 19

VI.

SANCTIONS

In view of the foregoing, the Commission deems it appropriate and in the public interest to impose the sanctions agreed in Respondent Knight’s Offer.

Accordingly, it is hereby ORDERED that:

A. Pursuant to Section 21C of the Exchange Act, Knight shall cease and desist from committing or causing any violations and any future violations of Sections 15(c)(1) and 17(a) of the Exchange Act and Rules 17a-3(a)(1), 17a-3(a)(7), 17a-4(b)(1) and 17a- 4(b)(4) thereunder.

B. Knight is hereby censured pursuant to Section 15(b)(4) of the Exchange Act.

C. Monetary Relief

1. Knight shall pay disgorgement in the total amount of $41,146,663.50, representing disgorgement of ill-gotten gains obtained by Knight as a result of the conduct described in Section III, above;

2. Knight shall pay prejudgment interest on its disgorgement obligation, in the amount of $13,195,068.00;

3. Knight shall pay a civil money penalty in the amount of $12,500,000.00;

[19]	Id.

4. Knight acknowledges, pursuant to Knight’s agreement with the NASD in a related proceeding, that Knight shall pay a fine in the amount of $12,500,000.00 to the NASD;

5. There shall be, pursuant to Section 308(a) of the Sarbanes Oxley Act of 2002, a Fair Fund established for the funds described in Section VI.C.1, 2 and 3. Regardless of whether any such Fair Fund distribution is made, amounts ordered to be paid as civil money penalties pursuant to this Order shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Knight agrees that it shall not, in any Related Investor Action, benefit from any offset or reduction of any investor’s claim by the amount of any Fair Fund distribution to such investor in this proceeding that is proportionately attributable to the civil penalty paid by Knight (“Knight Penalty Offset”). If the court in any Related Investor Action grants such an offset or reduction, Knight agrees that it shall, within 30 days after entry of a final order granting the offset or reduction, notify the Commission’s counsel in this action and pay the amount of the Knight Penalty Offset to the United States Treasury or to a Fair Fund, as the Commission directs. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed against Knight in this proceeding. For purposes of this paragraph, a “Related Investor Action” means a private damages action brought against Knight by or on behalf of one or more investors based on substantially the same facts as those set forth in the Order;

6. Distribution of Disgorgement, Penalty and Interest

a. Knight has agreed to retain, within 30 days of the date of entry of the Order, the services of an Independent Distribution Consultant not unacceptable to the staff of the Commission. The Independent Distribution Consultant’s compensation and expenses shall be borne exclusively by Knight. Knight shall cooperate fully with the Independent Distribution Consultant and shall provide the Independent Distribution Consultant with access to its files, books, records, and personnel as reasonably requested for the review. Knight shall require that the Independent Distribution Consultant develop a Distribution Plan for the distribution of the disgorgement, penalty and interest set forth in Section VI.C.1., 2. and 3., according to a methodology developed in consultation with Knight and acceptable to the staff of the Commission.

b. Knight shall require that the Independent Distribution Consultant submit a Distribution Plan to Knight and the staff of the Commission no more than 100 days after the entry of the Order. The Distribution Plan developed by the Independent Distribution Consultant shall be binding unless, within 130 days after the date of entry of the Order, Knight or the staff of the Commission advises, in writing, the Independent Distribution Consultant of any determination or calculation from the Distribution Plan that it considers to be inappropriate and states in writing the reasons for considering such determination or calculation inappropriate.

c. With respect to any determination or calculation with which Knight or the staff of the Commission do not agree, such parties shall attempt in good faith to reach an agreement within 160 days of the date of entry of the Order. In the event that Knight and the staff of the Commission are unable to agree on an alternative determination or calculation, the determinations and calculations of the Independent Distribution Consultant shall be binding.

d. Knight shall require that within 175 days of the date of the entry of the Order, the Independent Distribution Consultant submit the Distribution Plan for the administration and distribution of disgorgement and penalty funds pursuant to Rule 1101 of the Commission’s Rules of Practice [17 C.F.R. §201.1101]. Following a Commission order approving a final plan of disgorgement as provided in Rule 1104 of the Commission’s Rules of Practice [17 C.F.R. §201.1104], Knight shall require that the Independent Distribution Consultant, with Knight, take all necessary and appropriate steps to administer the final plan for distribution of disgorgement and penalty funds.

c. Knight shall require that the Independent Distribution Consultant, for the period of the engagement and for a period of two years from completion of the engagement, not enter into any employment, consultant, attorney client, auditing or other professional relationship with Knight, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such. Knight shall require that any firm with which the Independent Distribution Consultant is affiliated in performance of his or her duties under the Order not, without prior written consent of the staff of the Commission, enter into any employment, consultant, attorney client, auditing or other professional relationship with Knight, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement; and

7. Knight shall, within 20 days of the entry of this Order, pay the disgorgement, prejudgment interest and civil penalty described in Section VI.C.l., 2 and 3 into an interest bearing escrow account at a federally insured banking institution with deposits of not less than $100 billion pursuant to an escrow agreement not unacceptable to the staff of the Commission. Such agreement shall, among other things: (1) require that all funds in escrow be invested as soon as reasonably possible and to the extent practicable in short-term U.S. Treasury securities with maturities not to exceed six months; (2) name an escrow agent who shall be appropriately bonded; and (3) provide that escrowed funds be disbursed only pursuant to an order of the Commission. Respondent shall be responsible for all costs associated with the escrow agreement.

By the Commission.

Jonathan G. Katz

Secretary